Exhibit 99.1

Exa Reports Second Quarter Fiscal 2014 Financial Results

Revenue increases 7%, or 10% on a constant currency basis, from a year ago

Burlington, Mass., September 4, 2013 – Exa® Corporation (NASDAQ: EXA), a global innovator of fluids simulation solutions for product engineering, today announced financial results for the second quarter of fiscal 2014, which ended July 31, 2013.

“The return to customer spending that we started to see at the beginning of the year continued in the second quarter,” said Stephen Remondi, President and Chief Executive Officer of Exa. “This was most apparent in second quarter project revenue, which increased 23% from a year ago. We continue to see strong momentum from customers in the passenger car market, though this is being more than offset by continued delays at customers in the truck and off-highway markets who are impacted by softer macro trends. We believe the investments that we are making in our long-term growth are having a positive impact on our business, but with a mixed customer environment we are tempering our growth expectations over the near-term. As such we are moderating our full year revenue expectations, though we continue to anticipate double-digit revenue growth for the full year fiscal 2014, as compared to fiscal 2013.”

“Over the longer-term,” Remondi added, “We expect our recent release of PowerFLOW 5.0 to open new opportunities enabling complex simulations for the aerospace industry and offer significant accuracy improvements for thermal analysis and new acoustic simulation capabilities. We believe investments we have made in both operations and product development better position us to further penetrate the market as customers continue replacing costly and time-consuming physical prototyping with our differentiated simulation technology in the years ahead.”

Second Quarter Fiscal 2014 Financial Highlights

Revenue

•	Total revenue for the second quarter of fiscal 2014, which ended July 31, 2013, was $12.7 million, an increase of 7% compared to $11.8 million in the comparable period in fiscal 2013. Revenue in the second quarter grew by 10% on a constant currency basis, compared with the corresponding period in fiscal 2013.

•	License revenue was $10.7 million for the second quarter of fiscal 2014, compared to $10.2 million in the comparable period in fiscal 2013.

•	Project revenue was $2.0 million for the second quarter of fiscal 2014, compared to $1.6 million in the comparable period in fiscal 2013.

Profitability

•	GAAP loss from operations was ($0.2) million in the second quarter of fiscal 2014, compared to GAAP income from operations of $0.9 million in the comparable period in fiscal 2013.

•	Non-GAAP income from operations was $0.2 million in the second quarter of fiscal 2014, compared to non-GAAP income from operations of $1.2 million in the comparable period in fiscal 2013.

•	Adjusted EBITDA was $0.6 million in the second quarter of fiscal 2014, compared to $1.5 million in the comparable period in fiscal 2013.

•	GAAP net loss was ($0.8) million in the second quarter of fiscal 2014, compared to GAAP net income of $0.9 million for the comparable period in fiscal 2013. GAAP net loss per share was ($0.06), based on 13.3 million weighted average shares outstanding, compared to GAAP net income per share of $0.07 for the comparable period in fiscal 2013, based on 11.8 million diluted weighted average shares outstanding.

•	Non-GAAP net loss was ($0.6) million, or ($0.04) per diluted share in the second quarter of fiscal 2014, compared to non-GAAP net income of $1.1 million, or $0.09 per diluted share, in the second quarter of fiscal 2013.

•	Decreases in year-over-year profitability comparisons were as expected, and primarily due to anticipated investments in long-term growth and public company costs.

Balance Sheet

•	The company had $33.0 million in cash and cash equivalents at July 31, 2013, compared to $47.9 million at April 30, 2013.

•	During the second quarter, the company repaid all outstanding obligations under its term loan facility. This included a total of $7.4 million to cover all outstanding obligations including principal, interest, deferred origination fees and prepayment penalties. The company also incurred a GAAP expense of approximately $0.8 million in the second quarter to cover the prepayment penalty and the write-off of our unamortized debt discount.

Business Outlook

Based on information available as of September 4, 2013, Exa is issuing guidance for the third quarter and full year fiscal 2014 as indicated below.

Third Quarter Fiscal 2014:

•	Total revenue is expected to be in the range of $13.6 million to $14.3 million.

•	GAAP net income is expected to be in the range of $0.1 million to $0.5 million.

•	Non-GAAP net income is expected to be in the range of $0.4 million to $0.8 million.

•	Adjusted EBITDA is expected to be in the range of $1.1 million to $1.8 million.

•	Basic share count for the third quarter is estimated to be 13.3 million shares.

•	Diluted share count for the third quarter is estimated to be 14.6 million shares.

Full Year Fiscal 2014:

•	Total revenue is expected to be in the range of $53.0 million to $55.5 million.

•	GAAP net (loss)/income is expected to be in the range of a loss of ($0.9) million to income of $0.3 million.

•	Non-GAAP net income is expected to be in the range of breakeven to $1.2 million.

•	Adjusted EBITDA is expected to be in the range of $3.4 million to $5.6 million.

•	Basic share count for the full year is estimated to be 13.5 million shares.

•	Diluted share count for the full year is estimated to be 14.8 million shares.

The above guidance assumes an exchange rate of 1.32 US dollars per Euro and 100.0 Japanese yen per US dollar for the balance of fiscal year 2014.

An explanation and reconciliation of historical and forward-looking non-GAAP measures presented above, including revenue on a constant currency basis, adjusted EBITDA, non-GAAP income (loss) from operations and non-GAAP net income (loss), to the comparable GAAP measures is provided below and in the attachments to this press release.

Conference Call Information

What:	Exa’s second quarter fiscal 2014 financial results conference call
When:	Wednesday, September 4, 2013
Time:	5:00 p.m. ET
Webcast:	http://investor.exa.com (live and replay)
Live Call:	(877) 878-2664, Domestic
(970) 315-0423, International
Replay:	(855) 859-2056, Passcode 31432170, Domestic
(404) 537-3406, Passcode 31432170, International

Non-GAAP Financial Measures

To supplement our condensed consolidated financial statements, which are presented on a GAAP basis, we disclose revenue on a constant currency basis, non-GAAP income from operations, non-GAAP net income, non-GAAP net income per diluted share and Adjusted EBITDA. These non-GAAP measures are not in accordance with, or an alternative for, amounts determined in accordance with generally accepted accounting principles in the United States. The GAAP measure most comparable to revenue on a constant currency basis is GAAP revenue. The GAAP measure most comparable to non-GAAP income from operations is GAAP income from operations. The GAAP measure most comparable to Non-GAAP net income and Adjusted EBITDA is GAAP net income. The GAAP measure most comparable to Non-GAAP net income per diluted share is GAAP net income per diluted share. A reconciliation of these non-GAAP financial measures to the corresponding GAAP measure is included below.

We define revenue on a constant currency basis as GAAP revenue, adjusted to reverse the impact of changes in the average exchange rates of currencies in which our international operations generated revenue and incurred expenses.

We define Non-GAAP net income as net income, excluding the after tax impact of non-cash, stock-based compensation expense and the amortization of acquired intangibles. We define EBITDA as net income, excluding depreciation and amortization, interest expense, loss on extinguishment of debt, other income (expense), foreign exchange gain (loss) and provision for income taxes, and we define Adjusted EBITDA as EBITDA, excluding non-cash, stock-based compensation expense.

Our management uses these non-GAAP measures when evaluating our operating performance and for internal planning and forecasting purposes. We believe that these measures help indicate underlying trends in our business, are important in comparing current results with prior period results, and are useful to investors and financial analysts in assessing our operating performance. For example, our international operations generate revenue and incur expenses that are denominated in foreign currencies. These amounts could be materially affected by currency fluctuations. Our principal exposures are to fluctuations in exchange rates for the United States dollar versus the Euro, British pound, Japanese yen, Chinese yuan and Korean won. Changes in currency exchange rates that are beyond our control can significantly affect our consolidated results of operations. We believe that disclosure of our revenue on a constant currency basis is useful as an indicator of demand for our solutions independent of the influence of currency exchange fluctuations. Management considers Adjusted EBITDA to be an important indicator of our operational strength and the performance of our business and a good measure of our historical operating trends. The non-GAAP financial information presented here should be considered in conjunction with, and not as a substitute for, or superior to, the financial information presented in accordance with GAAP and, in particular, should not be considered a measure of our liquidity. There are significant limitations associated with the use of non-GAAP financial measures. Further, these measures may differ from the non-GAAP information, even where similarly titled, used by other companies and therefore should not be used to compare our performance to that of other companies. Investors should carefully consider the attached reconciliation of these non-GAAP financial measures to the comparable GAAP financial measures.

About Exa Corporation

Exa Corporation develops, sells and supports simulation software and services to enhance product performance, reduce product development costs and improve the efficiency of design and engineering processes. Exa’s simulation solutions enable their customers to gain crucial insight into design performance early in the design cycle, thus reducing the likelihood of expensive redesigns and late-stage engineering changes. As a result, Exa’s customers realize significant cost savings and fundamental improvements in their engineering development process. Our products include, PowerFLOW®, PowerDELTA®, PowerCLAY®, PowerVIZ®, PowerSPECTRUM®, PowerACOUSTICS®, PowerINSIGHT®, PowerCASE™, PowerCOOL® and PowerTHERM® along with professional engineering consulting services. A partial customer list includes: AGCO, BMW, Ford, Hyundai, Kenworth, MAN, Nissan, Peterbilt, Renault, Scania, Toyota, Volkswagen, and Volvo Trucks.

Safe Harbor Statement

This press release, including the section entitled “Business Outlook,” contains forward-looking statements describing our expectations concerning future events and our future financial performance. These statements are only predictions and may be inaccurate. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined under “Risk Factors” in our Annual Report on Form 10-K for the year ended January 31, 2013, and Form 10-Q for the quarter-ended April 30, 2013, and in our other SEC filings. These factors may cause our actual results to differ materially from those described in our forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, our future results, levels of activity, performance or achievements may differ from our expectations. Other than as required by law, we do not undertake a responsibility to update any of the forward-looking statements after the date of this press release, even though our situation may change in the future.

Media Contact:

Michelle Murray-Ross, Exa Corporation

+1 (781) 564-0251

michelle@exa.com

Investor Relations Contact:

Garo Toomajanian, ICR

+1 (781) 564-0337

investor@exa.com

EXA CORPORATION

Consolidated Balance Sheets

(Unaudited)

(in thousands, except share and per share data)

	July 31, 2013	January 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$32,958	$30,716
Accounts receivable	4,994	27,840
Deferred tax assets	1,461	970
Prepaid expenses and other current assets	1,627	1,938

Total current assets	41,040	61,464
Property and equipment, net	5,721	6,176
Intangible assets, net	2,921	3,096
Deferred tax assets	13,041	12,274
Other assets	1,113	1,060

Total assets	$63,836	$84,070

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$970	$1,743
Accrued expenses	5,003	7,284
Current portion of long-term debt, net of discount (1)	—	1,747
Current portion of deferred revenue	17,881	26,013
Current maturities of capital lease obligations	1,967	2,051

Total current liabilities	25,821	38,838
Long-term debt, net of current portion and discount (1)	—	5,024
Deferred revenue	44	128
Capital lease obligations	1,920	2,818
Other long-term liabilities	846	1,009
Deferred rent	1,130	1,482

Total liabilities	29,761	49,299

Commitments and contingencies

Stockholders’ equity :
Preferred stock, $0.001 par value; 5,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.001 par value; 195,000,000 authorized; 13,370,743 and 13,319,715 shares issued, respectively; 13,338,241 and 13,287,213 shares outstanding, respectively	13	13
Additional paid-in capital	84,417	83,786
Accumulated deficit	(50,351)	(49,012)
Treasury stock (32,502 common shares, at cost)	0	0
Accumulated other comprehensive loss	(4)	(16)

Total stockholders’ equity	34,075	34,771

Total liabilities and stockholders’ equity	$63,836	$84,070

(1)	Includes amounts due to a related party, as follows:

	July 31, 2013	January 31, 2013
Current portion of long-term debt	$—	$274
Long-term debt, net of current portion	$—	$499

EXA CORPORATION

Consolidated Statements of Operations and Statements of Comprehensive (Loss) Income

(Unaudited)

(in thousands, except share and per share data)

	Three Months Ended July 31,		Six Months Ended July 31,
	2013	2012	2013	2012

Revenue:
License revenue	$10,719	$10,215	$21,411	$20,228
Project revenue	1,985	1,618	3,781	2,899

Total revenues	12,704	11,833	25,192	23,127

Operating expenses:
Cost of revenues	3,833	3,112	7,504	6,335
Sales and marketing	2,179	1,709	4,296	3,309
Research and development	4,450	4,157	8,836	8,297
General and administrative	2,426	1,968	5,197	3,926

Total operating expenses	12,888	10,946	25,833	21,867

(Loss) income from operations	(184)	887	(641)	1,260

Other (expense) income, net:
Foreign exchange (loss) gain	(93)	326	(56)	326
Interest expense	(176)	(409)	(557)	(823)
Interest income	5	—	9	2
Loss on extinguishment of debt	(755)	—	(755)	—
Other income, net	3	445	5	511

Total other (expense) income, net	(1,016)	362	(1,354)	16

(Loss) income before income taxes	(1,200)	1,249	(1,995)	1,276
Benefit (provision) for income taxes	402	(367)	656	(332)

Net (loss) income	$(798)	$882	$(1,339)	$944

Net (loss) income per share:
Basic	$(0.06)	$0.20	$(0.10)	$0.37
Diluted	$(0.06)	$0.07	$(0.10)	$0.08
Weighted average shares outstanding used in computing net (loss) income per share:
Basic	13,318,443	4,518,279	13,307,456	2,529,796
Diluted	13,318,443	11,776,321	13,307,456	11,123,120

Comprehensive (loss) income:
Net (loss) income	$(798)	$882	$(1,339)	$944
Foreign currency translation adjustments	14	(25)	12	3

Comprehensive (loss) income	$(784)	$857	$(1,327)	$947

(1)	Includes stock-based compensation expense as follows:

	Three Months Ended July 31,		Six Months Ended July 31,
	2013	2012	2013	2012
Cost of revenues	$33	$27	$64	$54
Sales and marketing	52	48	102	94
Research and development	77	76	154	157
General and administrative	89	83	176	170

Total	$251	$234	$496	$475

(2)	Includes amortization expense related to intangible assets as follows:

	Three Months Ended July 31,		Six Months Ended July 31,
	2013	2012	2013	2012
General and administrative	$87	$97	$175	$194

EXA CORPORATION

Consolidated Statements of Cash Flows

(Unaudited)

(in thousands)

	Six Months Ended July 31,
	2013	2012
Cash flows provided by operating activities:
Net (loss) income	$(1,339)	$944
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	1,039	832
Stock-based compensation expense	496	475
Deferred rent expense	(283)	(94)
Non-cash interest	162	249
Loss on extinguishment of debt, non-cash portion	465	—
Mark-to-market adjustment of preferred stock warrant liability	—	(228)
Mark-to-market adjustment of equity participation right	—	(276)
Deferred income taxes	(1,258)	39
Net change in operating assets and liabilities:
Accounts receivable	22,978	15,195
Prepaid expenses and other current assets	280	(167)
Other assets	(53)	2,263
Accounts payable	(769)	(1,166)
Accrued expenses	(2,151)	(4,334)
Other liabilities	51	4
Deferred revenue	(8,169)	(12,091)

Net cash provided by operating activities	11,449	1,645

Cash flows used in investing activities:
Purchases of property and equipment	(598)	(226)

Net cash used in investing activities	(598)	(226)

Cash flows (used in) provided by financing activities:
Net decrease in line of credit	—	(7,000)
Proceeds from borrowings under long-term debt	—	3,500
Proceeds from stock option and warrant exercises	135	11
Payments of long-term debt	(7,365)	(504)
Payments of capital lease obligations	(1,025)	(410)
Proceeds from initial public offering, net of $4,174 issuance costs	—	34,641
Payment of previously accrued debt issuance costs	(213)	—

Net cash (used in) provided by financing activities	(8,468)	30,238

Effect of exchange rate changes on cash	(141)	126

Net increase in cash and cash equivalents	2,242	31,783

Cash and cash equivalents, beginning of period	30,716	11,468

Cash and cash equivalents, end of period	$32,958	$43,251

Supplemental cash flow disclosures:
Cash paid for interest	$462	$494
Cash paid for income taxes	$266	$566
Supplemental disclosure of non-cash investing and financing activities:
Acquisition of equipment through capital leases	$43	$146
Conversion of preferred stock into common stock	—	32,685
Conversion of preferred stock warrants into common stock warrants	$—	$1,324

EXA CORPORATION

Reconciliation of historical Non-GAAP to GAAP measures

(Unaudited)

(in thousands, except per share data)

Adjusted EBITDA:

	Three Months Ended July 31,		Six Months Ended July 31,
	2013	2012	2013	2012
Net (loss) income	$(798)	$882	$(1,339)	$944
Add back:
Depreciation and amortization	543	423	1,039	832
Interest expense, net	171	409	548	821
Loss on extinguishment of debt	755	—	755	—
Other income, net	(3)	(445)	(5)	(511)
Foreign exchange gain (loss)	93	(326)	56	(326)
(Benefit) provision for income taxes	(402)	367	(656)	332

EBITDA	359	1,310	398	2,092
Stock-based compensation expense	251	234	496	475

Adjusted EBITDA	$610	$1,544	$894	$2,567

Non-GAAP operating income:

	Three Months Ended July 31,		Six Months Ended July 31,
	2013	2012	2013	2012
Operating (loss) income	$(184)	$887	$(641)	$1,260
Add back:
Stock-based compensation expense	251	234	496	475
Amortization of acquired intangible assets	87	97	175	194

Non-GAAP operating income	$154	$1,218	$30	$1,929

Non-GAAP net (loss) income:

	Three Months Ended July 31,		Six Months Ended July 31,
	2013	2012	2013	2012
Net (loss) income	$(798)	$882	$(1,339)	$944
Add back:
Stock-based compensation expense	251	234	496	475
Amortization of acquired intangible assets	87	97	175	194
Income tax effect (1)	(117)	(115)	(233)	(232)

Non-GAAP net (loss) income	$(577)	$1,098	$(901)	$1,381

Non-GAAP net (loss) income, per diluted share:

	Three Months Ended July 31,		Six Months Ended July 31,
	2013	2012	2013	2012
Net (loss) income, per diluted share (2)	$(0.06)	$0.07	$(0.10)	$0.08
Add back:
Stock-based compensation expense	0.02	0.02	0.04	0.04
Amortization of acquired intangible assets	0.01	0.01	0.01	0.02
Income tax effect (1)	(0.01)	(0.01)	(0.02)	(0.02)

Non-GAAP net (loss) income, per diluted share (2)(3):	$(0.04)	$0.09	$(0.07)	$0.12

(1)	The tax effect of non-cash stock based compensation expense and non-cash amortization of acquired intangibles is estimated using a blended rate equivalent to our annual estimated United States federal tax rate and our state tax rate, exclusive of our net federal benefit. This rate is based on our estimated annual GAAP income tax rate forecast. Our estimated tax rate on non-GAAP income is determined annually and may be adjusted during the year to take into account events or trends that we believe materially impact the estimated annual rate including, but not limited to, significant changes resulting from tax legislation, revenues and expenses and other significant events. Due to the differences in the tax treatment of items excluded from non-GAAP earnings, as well as the methodology applied to our estimated annual tax rates as described above, our estimated tax rate on non-GAAP income may differ from our GAAP tax rate and from our actual tax liabilities.
(2)	Share amounts utilized on a fully diluted basis were approximately 13.3 million for both the three and six months ended July 31, 2013, respectively. Share amounts utilized on a fully diluted bases were approximately 11.8 million and 11.1 million for the three and six months ended July 31, 2012, respectively.
(3)	Due to rounding, totals may not equal the sum of line items in the table above.

EXA CORPORATION

Reconciliation of forward looking Non-GAAP to GAAP measures

EBITDA and Adjusted EBITDA:

(in millions)	Three Months Ended October 31, 2013	Year Ended January 31, 2014
Net income (loss)	$0.1 - 0.5	$(0.9) - 0.3
Add back:
Depreciation and amortization	0.5	2.2
Interest expense, net	0.1	0.7
Other expense, net	—	0.8
Provision (benefit) for income taxes	0.1 - 0.4	(0.4) - 0.6

EBITDA	0.8 - 1.5	2.4 - 4.6
Stock-based compensation expense	0.3	1.0

Adjusted EBITDA	$1.1 -1.8	$3.4 - 5.6

Non-GAAP net (loss) income:

(in millions)	Three Months Ended October 31, 2013	Year Ended January 31, 2014
Non-GAAP net (loss) income:
Net income (loss)	$0.1 - 0.5	$(0.9) - 0.3
Add back:
Stock-based compensation expense	0.3	1.0
Amortization of acquired intangibles	0.1	0.4
Income tax effect (1)	(0.1)	(0.5)

Non-GAAP net (loss) income	$0.4 - 0.8	$0.0 - 1.2

(1)	Non-GAAP financial information for the quarter is adjusted using a blended tax rate equivalent to our annual estimated United States federal tax rate and our state tax rate, exclusive of our net federal benefit. This rate is based on our estimated annual GAAP income tax rate forecast. Our estimated tax rate on non-GAAP income is determined annually and may be adjusted during the year to take into account events or trends that we believe materially impact the estimated annual rate including, but not limited to, significant changes resulting from tax legislation, material changes in the geographic mix of revenues and expenses and other significant events. Due to the differences in the tax treatment of items excluded from non-GAAP earnings, as well as the methodology applied to our estimated annual tax rates as described above, our estimated tax rate on non-GAAP income may differ from our GAAP tax rate and from our actual tax liabilities.